Execution Version

Amendment No. 3 to Participation Agreement

As of June 25, 2021
 by and among

Franklin Templeton Variable Insurance Products Trust
 Franklin/Templeton Distributors, Inc.

Legg Mason Investor Services, LLC

Forethought Life Insurance Company

Global Atlantic Distributors, LLC

This Amendment (“Amendment”) to the Participation Agreement dated January 31, 2013 and amended August 1, 2014 and May 1, 2016, by and among Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc., a New York Corporation (“FTDI” and together with the Trust, “we,” “our,” or “us”), and Forethought Life Insurance Company, and Global Atlantic Distributors, LLC (collectively, the “Company,” “you” or “your”), on your own behalf and on behalf of certain Accounts, is made as of June 25, 2021, by and among the Trust, FTDI, the Company, and Legg Mason Investor Services, LLC, a registered broker dealer and affiliate of FTDI (“LMIS”, and together with the Trust, FTDI, and the Company, the “Parties”). Unless otherwise indicated, the terms defined in the Participation Agreement shall have the same meaning in this Amendment.

RECITALS

WHEREAS, on July 31, 2020, Franklin Resources, Inc. (“FRI”), the parent company of FTDI, acquired Legg Mason, Inc., the parent company of LMIS, which resulted in LMIS becoming an indirect wholly owned subsidiary of FRI; and

WHEREAS, in connection with an internal reorganization (the “Reorganization”), FTDI will be merged into LMIS, as a consequence of which LMIS, as the surviving entity, will assume all of FTDI’s rights and obligations under the Participation Agreement by operation of law; and

WHEREAS, the Reorganization will take place in two phases, involving (1) a redomestication and change of name transaction, in which FTDI will become a Delaware limited liability company under the name of Franklin Templeton Distributors, LLC (“FTD LLC”) followed by (2) the merger of FTD LLC into LMIS; and

WHEREAS, upon the closing of the Reorganization, LMIS will be renamed Franklin Distributors, LLC (“FD LLC”); and

WHEREAS, the Participation Agreement currently defines the term “Underwriter” to refer to FTDI.

NOW THEREFORE, in consideration of these promises and the terms and conditions set forth herein, the Parties agree as follows:

1.              Underwriter. Upon the closing of the Reorganization, the term Underwriter, as used in the Participation Agreement, shall refer to FD LLC; the terms “we,” “our,” and “us” shall refer to the Trust together with FD LLC.

2.              Continuation of Participation Agreement. Except as stated in Section 1 of this Amendment with respect to references to the Underwriter, the Participation Agreement,

including all representations, warranties, terms, covenants and conditions and all Schedules thereto, shall continue to be in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused their duly authorized officer to execute this Amendment as of the date and year first written above.

Franklin Templeton Variable Insurance Products Trust

By:	/s/ Steven Gray
Name:	Steve Gray
Title:	Vice President

Franklin/Templeton Distributors, Inc.

By:	/s/ Jeff Masom
Name:	Jeffrey Masom
Title:	President

Legg Mason Investor Services, LLC

By:	/s/ Jeremy O’Shea
Name:	Jeremy O’Shea
Title:	COO, U.S. Distribution

Forethought Life Insurance Company

By:	/s/ Rob Arena
Name:	Robert Arena
Title:	President

Global Atlantic Distributors, LLC

By:	/s/ Rob Arena
Name:	Robert Arena
Title:	President